Exhibit 99.1
FOR IMMEDIATE RELEASE
Unilife Secures U.S. Government Financial Backing for the
Completion of New Global Headquarters and Manufacturing
Facility in York, PA
– – –
Construction of state-of-the-art safety syringe manufacturing facility remains on-schedule for completion in late-2010
Lewisberry, PA (October 21, 2010) — Unilife Corporation (“Unilife” or “Company”) (NASDAQ: UNIS, ASX: UNS) today announced that it has secured U.S. Government financial backing to support the construction of its new global headquarters and manufacturing facility in York, Pennsylvania.
The U.S. Department of Agriculture (USDA) has agreed to guarantee $10 million of an $18 million mortgage Unilife has now obtained from Metro Bank of Harrisburg to support construction of the 165,000 square foot state-of-the-art facility.
Unilife previously qualified for an additional $5.4 million in grants and loans from the Commonwealth of Pennsylvania, the majority of which relates to the development of the York facility. The combined financial commitments by U.S. and Pennsylvania Government agencies represent approximately half of the total $31 million projected cost of the York facility.
Mr. Alan Shortall, Chief Executive Officer of Unilife, stated, “We wish to thank government leaders for their continued collaboration with Unilife. This round of government financial support improves our balance sheet and offers us access to capital under very favorable terms. The support and interest we have received at the federal and state level has been overwhelmingly positive.
“I believe this strong government backing reflects our status as a fast-growing Pennsylvania company that is committed to local high-skilled job creation, and the production of best-in-class syringes which can provide a safer environment for healthcare workers and enhanced care for patients.”
Mr. Tom Williams, State Director of the USDA, stated, “The USDA is working to ensure that rural communities have the tools they need to expand economic opportunity and improve their quality of life. The USDA congratulates Unilife on its strong life science investment into central Pennsylvania, bringing with it high-skill jobs in a high-tech, fast growing market sector.”
Michael J. Bunn, Vice President and Regional Manager of Metro Bank, stated, “Together with the USDA, Metro Bank is proud to help make possible the growth and job creation underway at Unilife and proud to have a positive impact on economic development in our region. We are also pleased to have another growing global company among our expanding portfolio.”
To ensure facility construction timelines continue to align with the accelerated industrialization program for the Unifill® ready-to-fill (prefilled) syringe, Unilife has already invested approximately $10 million of its own cash reserves in the project. The Company does not expect it will be required to lay out any additional cash to finance the completion of the York facility.
Construction of the York facility remains fully on schedule for completion in late-2010. The facility has been designed by leading pharmaceutical architects to have the annual capacity to manufacture up to 400 million units of Unilife’s proprietary range of safety syringes.
Unilife Corporation
633 Lowther Road, Lewisberry, PA 17339 T + 1 717 938 9323 F + 717 938 9364 E info@unilife.com W www.unilife.com

The York facility shall feature world-class manufacturing, environmental control and material handling systems that will maximize overall production efficiencies and meet the highest pharmaceutical standards for primary drug containers. It will incorporate eight Class 8 (100,000) and three Class 7 (10,000) clean rooms where environmental factors such as temperature, humidity and particulate matter will be tightly controlled. An advanced Water-for-Injection (WFI) system will meet established pharmaceutical standards of water purity required for the production of the Unifill® ready-to-fill syringe.
Additional amenities that further enhance Unilife’s capacity to be a preferred supplier to pharmaceutical customers includes a product development center, a microbiology lab, quality inspection and control rooms and a fully segregated warehouse for efficient inventory management.
Since initial ground breaking commenced in December 2009, Unilife and its construction partners have made rapid progress in the development of the York facility. Activities completed to-date include the erection of all exterior walls and roofing, as well as the installation of cooling towers, piping and sprinklers in the 110,000 square foot production wing. Installation of clean rooms, air-conditioning and other essential systems in the production wing are also well under way, clearing the path for the scheduled installation of initial automated assembly lines and other production equipment later this year.
In addition, construction of the framework of the 54,000 square foot office wing, which will serve as Unilife’s global headquarters and support management functions, has recently been completed. Unilife is targeting the relocation and consolidation of staff from its current Lewisberry sites to the new facility to occur in mid-December.
“We are excited by the progress we have made at the construction site for our new headquarters and manufacturing facility,” continued Shortall. “Despite construction starting in December 2009, which marked the beginning of one of the worst winters on record in Pennsylvania’s history, the construction of the facility remains on schedule. We are confident that the facility will be ready for operations by the end of this year to align with the industrialization program for the Unifill® syringe. This state-of-the-art facility, together with the rapid expansion of our operational capabilities and internal expertise, will help us meet anticipated demand for our products, and become a preferred, long-term supplier to a number of pharmaceutical companies.”
Unilife has also secured zoning approval for a potential 100,000 square foot extension at the York facility that would increase total annual production capacity of the site to an optimal target of one billion units of Unilife’s proprietary range of safety syringes.
Please visit the Unilife website (www.unilife.com) to see the progress and for a full description of the facility’s capabilities. Photos of Unilife’s York facility can be viewed at the site.
About Unilife Corporation
Unilife Corporation is a U.S.-based medical device company focused on the design, development, manufacture and supply of a proprietary range of retractable syringes. Primary target customers for Unilife products include pharmaceutical manufacturers, suppliers of medical equipment to healthcare facilities and patients who self-administer prescription medication. These patent-protected syringes incorporate automatic and fully-integrated safety features which are designed to protect those at risk of needlestick injuries and unsafe injection practices. Unilife is ISO 13485 certified and has FDA-registered medical device manufacturing facilities in Pennsylvania.
This press release contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” and elsewhere in our registration statement on Form 10 and those described from time to time in our periodic reports which we file with the Securities and Exchange Commission.

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